Exhibit 99.1

TRICO MARINE SERVICES REPORTS RECORD 2006 FIRST QUARTER RESULTS - NET INCOME AND EPS AT ALL-TIME HIGHS OF $12.4 MILLION AND $0.82 PER SHARE

HOUSTON, May 3, 2006 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended March 31, 2006.

Highlights for the Quarter

•
Net income of $12.4 million, or $0.82 per share (diluted), increased 57 % over net income for the fourth quarter of 2005 and is the highest reported quarterly net income and earnings per share in the Company’s history.

•	Operating income of $19.6 million increased 19% over the operating income of $16.4 million for the fourth quarter of 2005 and represents our highest operating income since the second quarter of 1998.
•
Charter hire revenues of $50.5 million were our highest first quarter revenues ever, balancing record average day rates and near-capacity utilization levels for our actively marketed Gulf of Mexico vessels against decreased day rates and utilization in the North Sea due to a slight reduction of vessel activity caused by seasonally harsh weather conditions.

•	Cash provided from operations for the quarter was $19.7 million, resulting in a net surplus of cash in excess of debt of $23.7 million at the end of the quarter.
•
On March 31, 2006, we entered into a shipbuilding contract for the construction of a new Marin Teknikk Design MT6009 MKII Platform Supply Vessel for a total cost of approximately $25 million. Delivery of the new vessel is expected late in the fourth quarter of 2007.

Summary Results

(In thousands, except per share data and day rates)
	Three months	Three months
	ended	ended
	March 31, 2006	December 31, 2005
Charter hire revenues	$50,482	$50,606
Operating income	19,553	16,434
Net income	12,378	7,879
Diluted EPS	$0.82	$0.57

Day Rates:
Supply / Anchor Handling (North Sea class)	$15,836	$16,751
Supply Vessels (Gulf class)	10,202	8,300

Utilization:
Supply / Anchor Handling (North Sea class)	94%	96%
Supply Vessels (Gulf class)	64%	67%

Trico's President and Chief Executive Officer, Trevor Turbidy, commented, "For the quarter, Trico produced the highest net income in its history due to the continued strength in the Gulf of Mexico, where activity and rates continue to improve with 48% of our worldwide charter hire revenues for the first quarter of 2006 being generated in that market. We currently have better visibility than ever due to the backlog of hurricane repair activity and repair related services and increased E&P activity in the shallow water Gulf.”

The Gulf of Mexico average day rates continued to strengthen due to a limited supply of vessels coupled with increased vessel demand. Utilization for the Gulf class was negatively impacted by regulatory dry dockings in the first quarter of 2006. Decreased day rates and utilization for the North Sea class was primarily due to seasonally harsh weather conditions and a marked decrease in the number of rig moves, resulting in lower spot rates and decreased utilization for the AHTS vessels during the quarter.  Our Gulf of Mexico utilization for the actively marketed fleet was 89% for the first quarter of 2006 and 94% for the fourth quarter of 2005.

In April 2006, North Sea day rates averaged $17,988 with utilization of 94% while day rates for our Gulf class supply vessels averaged $10,965 with utilization of 60%, or 81% for all actively marketed vessels.

General and administrative expenses decreased from $8.2 million in the fourth quarter of 2005 to $5.7 million in the first quarter of 2006. Decreased general and administrative expenses can be largely attributed to the accrual of an annual incentive cash bonus plan in the fourth quarter of 2005.

Included in operating income was the benefit of approximately $1.3 million for the first quarter of 2006 and $3.1 million for the fourth quarter of 2005 for the amortization of non-cash deferred revenue. For the first quarter of 2006, operating income was positively affected by the gains on sales of assets of $0.8 million.  For the fourth quarter of 2005, operating income was negatively affected by a net charge of $0.4 million comprising a loss on assets held for sale of $2.2 million offset by gains on sales of assets of $1.8 million.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	March 31, 2006	December 31, 2005
Revenues:
Charter hire	$50,482	$50,606
Amortization of non-cash deferred revenues	1,269	3,065
Other vessel income	81	235
Total revenues	51,832	53,906

Operating expenses:
Direct vessel operating expenses and other	21,202	22,233
General and administrative	5,742	8,161
Depreciation and amortization expense	6,102	6,659
Loss on assets held for sale	-	2,237
Gain on sales of assets	(767)	(1,818)
Total operating expenses	32,279	37,472

Operating income	19,553	16,434

Interest expense	(481)	(1,495)
Amortization of deferred financing costs	(50)	(76)
Loss on early retirement of debt	-	(3,950)
Other gain (loss), net	233	488
Income before income taxes	19,255	11,401

Income tax expense	6,877	3,522

Net income	$12,378	$7,879

Basic income per common share:
Net income	$0.85	$0.58
Average common shares outstanding	14,574,169	13,504,657

Diluted income per common share:
Net income	$0.82	$0.57
Average common shares outstanding	15,042,889	13,924,371

		Three months ended	Three months ended
	Month of	March 31,	December 31,
Average Day Rates:	April 2006	2006	2005
PSV/AHTS (North Sea class)	$17,988	$15,836	$16,751
Supply (Gulf class)	10,965	10,202	8,300
Crew/line handling	4,963	3,336	2,798

Utilization:
PSV/AHTS (North Sea class)	94%	94%	96%
Supply (Gulf class)(1)	60%	64%	67%
Crew/line handling	88%	87%	90%

Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0
Supply (Gulf class)	44.6	45.0	46.6
Crew/line handling	9.0	11.0	14.7

(1) Stacked vessels are included in the calculation of utilization. Excluding stacked vessels, our supply vessel utilization was 81% during the one month period ended April 30, 2006, 89% during the three month period ended March 31, 2006 and 94% during the three month period ended December 31, 2005.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$61,458	$51,218
Restricted cash	412	570
Accounts receivable, net	46,549	42,986
Prepaid expenses and other current assets	4,075	3,484
Assets held for sale	7,224	5,853
Total current assets	119,718	104,111

Property and equipment:
Land and buildings	1,858	1,844
Marine vessels	245,132	241,360
Construction-in-progress	180	235
Transportation and other	1,740	1,566
	248,910	245,005
Less accumulated depreciation and amortization	25,267	19,359
Net property and equipment	223,643	225,646

Restricted cash - noncurrent	7,923	7,253
Other assets	7,766	7,212
Total assets	$359,050	$344,222

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$27,854	$36,610
Accounts payable	7,597	6,295
Accrued expenses	10,037	10,715
Accrued insurance reserve	3,262	3,426
Accrued interest	399	288
Income taxes payable	607	518
Total current liabilities	49,756	57,852

Long-term debt, including premiums	9,911	9,928
Deferred income taxes	49,807	46,055
Deferred revenues on unfavorable contracts	4,249	5,379
Other liabilities	2,864	2,576
Total liabilities	116,587	121,790

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value	-	-
Common stock, $.01 par value	147	146
Warrants - Series A	1,649	1,649
Warrants - Series B	634	634
Additional paid-in capital	212,714	208,143
Retained earnings	32,478	20,100
Cumulative foreign currency translation adjustment	(5,159)	(8,240)
Treasury stock, at par value	-	-
Total stockholders' equity	242,463	222,432

Total liabilities and stockholders' equity	$359,050	$344,222

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)
			|	Predecessor
	Successor Company		|	Company
		Period from	|	Period from	Combined
	Three months	March 15, 2005	|	January 1, 2005	Three months
	ended	through	|	through	ended
	March 31, 2006	March 31, 2005	|	March 14, 2005	March 31, 2005
Net loss	$12,378	$106	|	$(61,361)	$(61,255)
Adjustments to reconcile net income (loss) to net cash provided by (used in)			|
operating activities:			|
Depreciation and amortization	6,136	1,155	|	8,808	9,963
Amortization of deferred revenues	(1,269)	(599	|	-	(599)
Deferred marine inspection costs	-	-	|	(1,277)	(1,277)
Deferred income taxes	6,475	293	|	1,397	1,690
Gain on debt discharge	-	-	|	(166,459)	(166,459)
Fresh start adjustments	-	-	|	219,008	219,008
Loss (gain) on sales of assets	(767)	-	|	2	2
Provision for doubtful accounts	150	10	|	40	50
Stock compensation expense	293	1,160	|	9	1,169
Change in operating assets and liabilities:			|		-
Accounts receivable	(3,243)	1,312	|	2,404	3,716
Prepaid expenses and other current assets	(553)	95	|	(630)	(535)
Accounts payable and accrued expenses	396	(2,743	)|	7,676	4,933
Other, net	(258)	714	|	(449)	265
Net cash provided by operating activities	19,738	1,503	|	9,168	10,671
			|
Cash flows from investing activities:			|
Purchases of property and equipment	(1,023)	(43	)|	(947)	(990)
Proceeds from sales of assets	1,289	-	|	-	-
Increase in restricted cash	(491)	(501	)|	508	7
Other, net	-	235	|	(211)	24
Net cash used in investing activities	(225)	(309	)|	(650)	(959)
			|
Cash flows from financing activities:			|
Net proceeds from issuance of common stock	117	733	|	-	733
Proceeds from issuance of debt	-	54,550	|	54,550	109,100
Repayment of debt	(9,621)	(59,355	)|	(56,771)	(116,126)
Deferred financing costs and other	-	-	|	(375)	(375)
Net cash used in financing activities	(9,504)	(4,072	)|	(2,596)	(6,668)
			|
Effect of exchange rate changes on cash and cash equivalents	231	(369	)|	62	(307)
			|
Net increase (decrease) in cash and cash equivalents	10,240	(3,247	)|	5,984	2,737
Cash and cash equivalents at beginning of period	51,218	19,154	|	13,170	13,170
Cash and cash equivalents at end of period	$61,458	$15,907	|	$19,154	$15,907